Exhibit 99.1

ZAYO GROUP, LLC

UNAUDITED PRO FORMA

CONDENSED CONSOLIDATED FINANCIAL INFORMATION

Introduction

On December 1, 2011, the Company acquired all of the outstanding equity interest in 360networks for a purchase price of $345.0 million. In connection with the agreement, the Company agreed to assume a net working capital deficit of approximately $26.0 million and acquired $1.0 million in cash resulting in the net consideration paid for the transaction of $318.0 million. The acquisition was funded with proceeds from a $315.0 million term loan which was entered into on December 1, 2011 and cash on hand.

The acquired 360networks business operated approximately 19,879 route miles of intercity and metro fiber network across 22 states and British Columbia. 360networks’ intercity network interconnected over 70 markets across the central and western United States, including 23 Zayo fiber markets and a number of new markets such as Albuquerque, New Mexico; Bismarck, North Dakota; Des Moines, Iowa; San Francisco, California; San Diego, California and Tucson, Arizona. In addition to its intercity network, 360networks operated over 800 route miles of metropolitan fiber networks across 26 markets, including Seattle, Washington; Denver, Colorado; Colorado Springs, Colorado; Omaha, Nebraska; Sacramento, California and Salt Lake City, Utah.

Included in the $345.0 million purchase price was VoIP360, Inc., a legal subsidiary of 360networks. The VoIP360, Inc. entity held substantially all of 360networks Voice over Internet Protocol (“VoIP”) and other voice product offerings. Effective April 1, 2011, Zayo spun-off its voice operations to Zayo Group Holdings Inc. (“Holdings”) in order to maintain focus on its Bandwidth Infrastructure business. To further this objective, concurrently with the close of the 360networks acquisition, the Company spun-off 360networks VoIP operations to Holdings. On the spin-off date, the Company estimated the fair value of the VoIP assets and liabilities which were distributed to Holdings to be $11.7 million. As the Company is in the process of finalizing the purchase accounting for the 360networks acquisition, the value ascribed to the VoIP business is subject to change.

The Company has recognized the assets and liabilities of 360networks based on its preliminary estimates of their acquisition date fair values. The determination of the fair values of the acquired assets and assumed liabilities (and the related determination of estimated lives of depreciable tangible and identifiable intangible assets) requires significant judgment. The Company has not completed its valuation analysis and calculations in sufficient detail necessary to arrive at the final estimates of the fair market value of the acquired assets and liabilities assumed, along with the related allocations to goodwill and intangible assets. The Company has also not completed its assessment of its ability to utilize the NOL carryforwards acquired in the acquisition due to limitations in the Internal Revenue Code resulting form changes in control or otherwise. As such, all information presented is preliminary and subject to revision pending the final fair market valuation analysis and our analysis of the acquired NOL carryforwards. The Company expects to complete its final fair value determinations no later than the first quarter of fiscal 2013.

The following table presents the Company’s preliminary allocation of the purchase price to the assets acquired and liabilities assumed, based on their estimated fair values on the acquisition date. The assets and liabilities associated with the spun-off VoIP business are included below as Net assets of VoIP360, Inc.

September 30,
360networks
Acquisition date	December 1, 2011
Current assets	$12,114
Property and equipment	166,748
Deferred tax assets, net	146,984
Intangibles	34,995
Goodwill	27,486
Other assets	163

Total assets acquired	388,490

Current liabilities	33,082
Deferred revenue	45,586
Other liabilities	2,522

Total liabilities assumed	81,190

Net assets acquired	307,300

Net assets of VoIP360, Inc.	11,700

Less cash acquired	(958)

Purchase consideration/net cash paid	$318,042

The following table presents the Company’s preliminary estimates of the fair value of the net assets of VoIP360 Inc. which were distributed to Holdings on the acquisition date:

September 30,
VoIP 360 Inc.
Acquisition date	December 1, 2011
Cash	$46
Other current assets	1,925
Property and equipment	3,634
Intangibles	7,912
Goodwill	2,526
Other assets	160

Total assets acquired	16,203

Current liabilities	2,332
Deferred revenue	345
Other liabilities	1,826

Total liabilities assumed	4,503

Net assets contributed to Holdings	$11,700

The acquisition of 360networks and the related disposition of the VoIP business is reflected in the December 31, 2011 condensed consolidated balance sheet included in the Company’s filing on Form 10-Q which was filed with the Securities and Exchange Commission on February 14, 2012.

Pro Forma Information

The accompanying unaudited pro forma condensed consolidated statements of operations of the Company for the six months ended December 31, 2011 and the year ended June 30, 2011 are presented as if the acquisition of 360networks had occurred on July 1, 2010.

The accompanying unaudited pro forma condensed consolidated financial information is presented based on information available, is intended for informational purposes only and is not necessarily indicative of and does not purport to represent the financial condition or operating results that would have actually occurred had the acquisition occurred as described, nor is it necessarily indicative of the Company’s future financial condition or operating results. In addition, the accompanying unaudited pro forma condensed consolidated financial information does not reflect actions that may be undertaken by management after the acquisition. The accompanying unaudited pro forma condensed consolidated financial information should be read together with our December 31, 2011 unaudited condensed consolidated financial statements and the related notes appearing in our quarterly report on Form 10-Q filed with the SEC on February 14, 2012, and in our audited financial statements as of and for the year ended June 30, 2011, filed with the SEC on September 9, 2011.

ZAYO GROUP, LLC

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2011

(Unaudited)

	Zayo	360networks		360networks		Pro Forma	Pro
	Group, LLC	Corporation	VoIP	Pro Forma		Adjustments	Forma as
	Historical (1)	Historical (2)	Spin-off (3)	Adjustments(4)		for Term Loan (5)	adjusted
	(in thousands)
Revenue	$167,417	$40,611	$(6,971)	$(517	) [a,b]	$—	$200,540

Operating costs and expenses
Operating costs, excluding depreciation and amortization	37,425	16,079	(3,804)	(6,667	) [a,c]	—	43,033
Selling, general and administrative expenses	48,655	15,563	(2,184)	1,610	[c,d]	—	63,643
Stock-based compensation	14,077	4,792	—	(4,792	) [d]	—	14,077
Depreciation and amortization	36,882	5,331	(562)	3,507	[e]	—	45,158

Operating income	30,378	(1,154)	(421)	5,825		—	34,628

Other income/(expense)
Interest expense	(20,672)	8	(6)	(12)		(10,844)	(31,526)
Other expense/(income), net	(29)	(1,262)	(30)	1,292	[d]	—	(29)

Total other expense, net	(20,701)	(1,254)	(36)	1,280		(10,844)	(31,555)

Earnings from continuing operations before provision for income taxes	9,677	(2,408)	(457)	7,105		(10,844)	3,073

Provision/(benefit) for income taxes	7,598	93	—	2,593	[f]	(4,229)	6,055

Earnings/(loss), from continuing operations	$2,079	$(2,501)	$(457)	$4,512		$(6,615)	$(2,982)

ZAYO GROUP, LLC

PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

FOR THE YEAR ENDED JUNE 30, 2011

(Unaudited)

	Zayo	360networks		360networks		Pro Forma	Pro
	Group, LLC	Corporation	VoIP	Pro Forma		Adjustments	Forma as
	Historical (1)	Historical (2)	Spin-off (3)	Adjustments(4)		for Term Loan (5)	adjusted
	(in thousands)

Revenue	$287,235	$83,614	$(13,191)	$(875	) [a,b]	$—	$356,783

Operating costs and expenses
Operating costs, excluding depreciation and amortization	71,528	33,779	(7,220)	(14,592	) [a,c]	—	83,495
Selling, general and administrative expenses	89,846	27,810	(5,400)	12,872	[c,d]	—	125,128
Stock-based compensation	24,310	1,432	—	(1,432	) [d]	—	24,310
Depreciation and amortization	60,463	9,565	(1,282)	7,291	[e]	—	76,038

Operating income	41,088	11,028	711	(5,014)		—	47,813

Other income/(expense)
Interest expense	(33,414)	(60)	—	17		(26,030)	(59,487)
Other (expense)/income, net	(126)	266	—	1,178	[d]	—	1,318

Total other expense, net	(33,540)	206	—	1,195		(26,030)	(58,169)

Earnings from continuing operations before provision for income taxes	7,548	11,234	711	(3,819)		(26,030)	(10,356)

Provision/(benefit) for income taxes(6)	12,542	224	—	(1,212	) [f]	(10,152)	1,402

Earnings/(loss), from continuing operations	$(4,994)	$11,010	$711	$(2,607)		$(15,878)	$(11,758)

Notes to the Unaudited pro forma adjustments to the condensed consolidated statements of operations for the six months ended December 31, 2011 and year ended June 30, 2011.

(1)

The “Zayo Group, LLC Historical” column reflects the Company’s historical unaudited operating results for the six months ended December 31, 2011 and the operating results for the year ended June 30, 2011.

(2)

The “360networks Corporation Historical” column reflects the historical unaudited condensed consolidated operating results for the six months ended December 31, 2011 and the year ended June 30, 2011of 360networks Corporation, the parent of 360networks.

(3)	The “VoIP Spin-off” column reflects the elimination of the results of the historical VoIP business which was acquired in the 360networks acquisition and spun off to Holdings on December 1, 2011.

(4)	The “360networks Pro Forma Adjustments” column reflects the following:

a.

During the pro-forma periods presented, Zayo incurred transactions with 360networks which were included in the historical results of both Zayo Group and 360networks as revenue or operating expenses. If the acquisition had occurred at the beginning of the pro-forma period presented, these transactions would have been eliminated in consolidation. The Pro Forma Adjustments column includes a reduction to both revenue and operating costs, excluding depreciation and amortization of $0.6 million and $1.1 million during the six month period ended December 31, 2011 and the year ended June 30, 2011, respectively to remove these transactions

b.

The historical 360networks entity incurred certain intercompany expenses and revenues between its infrastructure business and its VoIP business. These intercompany revenues and expenses were historically eliminated in 360networks consolidation. As a result of contributing the acquired VoIP segment to Zayo Group Holdings, the revenues and expenses which Zayo Group incurs with the spun-off VoIP segment will not be eliminated subsequent to the acquisition date. The Pro Forma Adjustments column includes an increase to revenue of $0.1 million and $0.2 million during the six months ended December 31, 2011 and the year ended December 31, 2011 to account for these related party revenue transactions.

c.

The historical 360networks entity presented certain expenditures as operating costs, excluding depreciation and amortization which the Company presents as selling, general and administrative expenses. In order to adjust the historical 360networks presentation to correspond to the Company’s presentation, the 360networks Pro Forma Adjustments column includes an adjustment to reclassify $6.0 million and $13.4 million in operating costs, excluding depreciation and amortization to selling, general and administrative expense.

d.

The Company acquired a majority of the operating assets of 360networks Corporation, however 360networks Corporation is the parent company of certain non-operating legal subsidiaries which were not acquired by the Company. These legal subsidiaries incurred certain expenses which do not represent expenses of the acquired 360networks entity. The following expenses have been eliminated in the 360networks pro-forma adjustments column:

	September 30,	September 30,
	Six months ended	Year ended
	December 31,	June 30,
	2011	2011
Selling, general and administrative	$4.4 million	$0.5 million
Stock-based compensation	$4.8 million	$1.4 million
Other (expense)/income, net	$1.3 million	$1.2 million

e.

Management, with the assistance of a third party valuation firm, is in the process of evaluating the fair market value of the assets and liabilities which will be acquired in the acquisition. The “360networks Pro-Forma Adjustments” column includes an increase of $3.5 million and $7.3 million during the six months ended December 31, 2011 and the year ended June 30, 2011, respectively, to historical depreciation and amortization expense based on the estimated fair value and useful lives of identified tangible and intangible assets for 360networks, based on preliminary estimates. The purchase price allocation is preliminary pending completion of independent valuations of identified tangible and intangible assets acquired.

f.

The income tax expense for 360networks historical and the pro forma adjustments has been adjusted to reflect an assumed effective tax rate of 39.0%. The effective tax rate subsequent to the acquisition could be materially different than the effective tax rate used in the unaudited pro forma condensed statement of operations due to tax planning strategies, utilization of tax credits, carryforwards, valuation allowances and non-deductible stock compensation expense.

(5)

The purchase price of 360networks was paid with the proceeds from a $315.0 million senior secured term loan facility. The term loan, which has a maturity date of September 15, 2016, bears interest at varying rates and was issued at a discount of $9.5 million. The applicable interest rate as of December 1, 2011 was 7.0 percent. The increase in interest expense of $10.9 million and $26.0 million during the six months ended December 31, 2011 and the year ended June 30, 2011, respectively, as reflected in the “Pro Forma Adjustments for Term Loan” column consist of the following:

a.

An increase of $9.2 million and $22.0 million to reflect the additional interest expense which would have been incurred during the six months ended December 31, 2011 and year ended June 30, 2011 had the Company entered into the $315.0 million term loan at the beginning of the period presented above.

b.

An increase of $1.7 million and $4.0 million during the six months ended December 31, 2011 and year ended June 30, 2011, respectively, to reflect the additional amortization of the $9.0 million in debt issuance costs and $9.5 million discount on the term loans.